EXHIBIT 10.45

MRS TECHNOLOGY, INC.
EMPLOYMENT AGREEMENT

AGREEMENT dated as of February 13, 1998 between MRS Technology, Inc., a Massachusetts corporation with its principal place of business at 10 Elizabeth Drive, Chelmsford, Massachusetts 01824-4112 (the "Company"), and Carl P. Herrmann, an individual residing at 8380 Greenwood Drive, Niwot, Colorado 80503 (the "Executive").

1. FREEDOM TO CONTRACT. The Executive represents that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with this Agreement, and that he will not disclose to the Company, or use for the Company's benefit, any trade secrets or confidential information which is the property of any other party.

2. EMPLOYMENT. The Company agrees to employ the Executive as Chief Executive Officer of the Company and Chairman of the Company's Board of Directors. The Executive agrees, while employed hereunder, to perform his duties faithfully and to the best of his ability. The Executive shall have all of the authority and responsibility customarily accorded to his titles. The Executive shall work out of the Company's offices in Colorado.

3. TERM. The employment of the Executive hereunder shall begin on the date hereof and shall continue through the occurrence of a Termination Date, as defined in Section 6 (the "Term").

4.  COMPENSATION

4.1 Base Salary. As compensation for the Executive's services during the Term, the Company shall pay the Executive an annual Base Salary at the rate of $190,000 per year, payable with the same frequency as salaries paid to other senior executive officers. Prior to each December 31 during the Term, beginning December 31, 1998, the Compensation Committee of the Board of Directors (the "Committee") shall undertake an evaluation of the services of the Executive during the year then ended. The Committee shall consider the performance of the Executive, his contribution to the success of the Company, and other factors and shall fix an annual Base Salary to be paid to the Executive during the ensuing year.

4.2 Incentive Compensation. For each year, the Committee will establish an incentive compensation program.

For the year ending December 31, 1998, incentive compensation will be based on the raising of not less that $4,000,000 in cash for the Company (including without limitation equity, debt, sales revenue derived from the sales of existing inventory and licensing revenue other than that associated with the sales and service of Panel Printers). The Executive shall be entitled to incentive compensation equal to 40% of his Base Salary if and only if the target is reached or exceeded.

For the year 1999 and each subsequent year, incentive compensation will be based on the achievement of performance criteria determined by the Committee after discussion with the Executive. Within a reasonable period after operating results have been determined for each year, payment of the incentive compensation for the immediately preceding year shall be made in cash, subject to applicable employment and withholding taxes, promptly after calculation. However, no bonus shall be paid to the Executive where the Executive has been terminated as a result of a Discharge for Cause prior to the date of payment. If the Executive's termination is other than as a result of a Discharge for Cause, the Executive shall be paid a prorata portion of his bonus.

4.3. Disability. If the Executive is prevented by disability, for a period of six consecutive months, from continuing fully to perform his obligations hereunder, the Executive shall perform his obligations hereunder to the extent he is able and the Company may reduce his annual base salary to reflect the extent of the disability; provided that in no event may such rate, when added to payments received by him under any disability or qualified retirement or pension plan to which the Company contributes or has contributed, be less than one-half of the annual base salary in effect at the Executive's disability, disability shall be determined by the Board of Directors of the Company based upon a report from a physician who shall have examined the Executive. If the Executive claims disability, the Executive agrees to submit to a physical examination at any reasonable time or times by a qualified physician designated by the Company and reasonably acceptable to the Executive.

5. EQUITY. As of the date of this Agreement, the Company will grant to the Executive, as an incentive for joining the Company as an employee and his entering into this Agreement, options to purchase 400,000 shares of the Company's common stock. These stock options will be issued with an exercise price equal to the fair market value of the Company's common stock on February 13, 1998, and will vest 50,000 shares on August 13, 1998, with 10,000 shares vesting per month for the 35 consecutive months thereafter; provided, however, that in the event the Executive's employment with the Company is terminated at any time after the first anniversary of the date of grant or award, on the date of termination of the Executive's employment he shall immediately be vested in that number of stock options as equal to the unvested portion of such stock options that would otherwise vest on the next scheduled monthly vesting date [plus the unvested portion of such stock options that would have vested during the term of any severance or similar payment arrangements if the Executive were still employed by the Company during the period of time while severance payments, if any, are being made to the Executive.] Stock options granted under this Section 5 shall be subject to the same risks as those facing other shareholders of the Company, including without limitation, the possibility of dilution in the event that the Company issues additional shares of common stock. The terms of the Executive's stock options shall provide that they will vest immediately in the event of either a change in control of the Company or the attainment of a $10.00 per share or higher closing price for the Company's common stock for a period of 60 consecutive trading days. The Executive shall also be eligible for future grants of options and/or restricted stock, as a member of the Company's executive management team.

6. EMPLOYEE BENEFITS. The Executive shall participate in all "employee pension benefit plans" and in all "employee welfare benefit plans" (each as defined in the Employee Retirement Income Security Act of 1974) and all other benefits plans available to any of the Company's officers maintained by the Company, on a basis no less advantageous to the Executive than the basis on which similarly situated executives participate (collectively, "Benefits"). Without limiting the generality of the foregoing, the Executive shall be entitled to the following Benefits:

6.1 Medical Insurance. The Executive and the Executive's dependents shall be covered by medical insurance comparable in scope to the coverage afforded on the date hereof, with only such contribution by the Executive toward the cost of such insurance as may be required from time to time from other similarly situated executive employees.

6.2 Expenses. The Company shall reimburse the Executive from time to time for the reasonable expenses incurred by the Executive in connection with the performance of his obligations hereunder, subject to compliance with reasonable documentation procedures.

6.3 Holidays and Vacations. The Executive shall be entitled to legal holidays and to annual paid vacation of up to four weeks, all in accordance with the Company's holiday and vacation policy.

6.4 Pension Plans. The Executive shall participate in such pension and retirement plans as are made available by the Company to any of its management.

6.5 Legal Fees. The Company shall reimburse the Executive for legal fees and expenses he incurs in negotiating and documenting his employment and equity arrangement with the Company in the amount of the first $3,000 for such fees and expenses, plus 50% of the amount in excess of $3,000, subject to a maximum reimbursement of $5,000.

6.6 Relocation. The Company shall not require the Executive to relocate from the Company's offices in Niwot, Colorado. In the event that the Executive does relocate (for example, to the Company's offices in Massachusetts), the Company shall reimburse the Executive for reasonable relocation expenses, and, where necessary, will gross up the Executive's compensation to account for taxes payable by him with respect to the reasonable relocation expenses paid by the Company.

6.7 Travel. The Company acknowledges and agrees that the Executive may determine the class of airline and hotel which all members of management, including the Executive, shall use while on Company business.

7.  TERMINATION DATE; CONSEQUENCES FOR COMPENSATION AND BENEFITS.

7.1 Definition of Termination Date. The first to occur of the following shall be the Termination Date:

7.1.1. The date on which the Executive becomes entitled to receive long-term or short-term disability payments by reason of total and permanent disability;

7.1.2.  The Executive's death;

7.1.3. Voluntary resignation after one of the following events shall have occurred, which event shall be specified to the Company by the Executive at the time of resignation: (1) any change which limits or reduces the responsibility, authority, title, power or duty of the Executive; (2) any reduction in Executive's Base Salary without the Executive's prior written consent; (3) any relocation of the Executive from the Company's offices in Niwot, Colorado mandated by the Company's Board of Directors; (4) any failure by the Company to continue in effect any Benefit, or any action by the Company which would adversely affect the Executive's participation in or reduce the Executive's benefit under any Benefit, without the Executive's prior written consent; or (5) any other material breach by the Company of any provision of this Agreement resulting from action by the Board of Directors, which breach continues for 10 business days following notice by the Executive to the Company setting forth the nature of the breach ("Resignation with Reason");

7.1.4. Voluntary resignation by the Executive which does not constitute Resignation with Reason as defined in Section 7.1.3 ("General Resignation");

7.1.5. Discharge of the Executive by the Company after one of the following events shall have occurred, which event shall be specified to the Executive by the Company at the time of discharge: a material act by the Executive against the Company involving moral turpitude; material willful misconduct in the discharge of his duties; conviction of the Executive or the entry of a plea of guilty or nolo contendere by the Executive to any crime involving moral turpitude; or any material breach of any term of this Agreement by the Executive which is not cured within 30 days after written notice from the Board of Directors of the Company to the Executive setting forth the nature of the breach ("Discharge for Cause");

7.1.6. Discharge of the Executive by the Company not accompanied by a notice of cause described in Section 7.1.5 ("General Discharge").

7.2. Consequences for Compensation and Benefits. If the Termination Date occurs by reason of disability, death, General Resignation or Discharge for Cause, the Company shall pay compensation to the Executive through the Termination Date (including accrued vacation and a prorated portion of the Executive's accrued bonus and incentive compensation) and shall pay to the Executive all Benefits accrued through the Termination Date, payable in accordance with the respective terms of the plans, practices and arrangements under which the Benefits were accrued.

If the Termination Date occurs by reason of General Discharge or Resignation with Reason, the Company shall pay to the Executive, in addition to the amounts described in the preceding paragraph, an amount equal to one times the Executive's annual Base Salary and Benefits; such amount shall not be reduced by the receipt of Earned Income through subsequent employment and shall be paid in two equal installments. The first installment shall be paid immediately and the second installment shall be paid six months thereafter.

Receipt of Earned Income means receipt of wages or self-employment income, whether from consulting or otherwise, from any source.

8. INDEMNIFICATION. The Company shall indemnify the Executive against all loss, cost, liability and expense arising from the Executive's service to the Company, whether as officer, director, employee, fiduciary of any employee benefit plan or otherwise, upon terms at least as favorable to the Executive as those provided by the Articles of Organization and By-laws of the Company on the date hereof.

9. AGREEMENT NOT TO COMPETE. The Executive agrees that, while serving as an Executive of the Company, he will not serve as an employee or director of any business entity other than the Company, but may serve as a director of a reasonable number of not-for-profit corporations and may devote a reasonable amount of time to charitable and community service. For the period beginning on the Termination Date and continuing for six months, the Executive shall not directly or indirectly, engage in, or enter into or participate in, at any place within the rest of the United States any Competitive Business (as defined below), either as an individual for his own account, or as a partner or a joint venture, or as an officer, director, independent contractor or holder of more than a 1% equity interest in any other person, firm, partnership or corporation, or as an employee, agent or salesperson for any person.

For purposes of this Section 9: the term "Competitive Business" shall mean any business or commercial activity that directly competes with or is reasonably likely to directly compete with or adversely affect any part or area of the Company's current business or any proposed business relating to microlithography which has been actively considered, and not rejected by, the Company's Board of Directors at any time throughout the entire period of the Executive's employment by the Company.

10.  AGREEMENT NOT TO SOLICIT OR INTERFERE.

(a) During the Executive's employment by the Company, the Executive will comply with all policies and rules that may from time to time be established by the Company, and will not engage directly or indirectly in any business or enterprise which in any way is competitive or conflicting with the interests or business of the Company.

(b) During the six-month period after termination of employment by the Company, regardless of the reason or absence of reason for termination of employment (such period not to include any period(s) of violation of this Section 10(b) or period(s) of time required for litigation to enforce it provisions), the Executive shall not, directly or indirectly: (i) solicit, service, accept orders from, or otherwise have business contact with any person or entity who has, within the three-year period immediately prior to such termination of Executive's employment, been a customer (including, without limitation, a reseller and/or end user of products) of the Company, if such contact could directly or indirectly divert business from or adversely affect the business of the Company; (ii) interfere with the contractual relations between the Company and any of its employees; or (iii) employ or cause to be employed in any capacity, or retain or cause to be retained as a consultant, any person who was employed by the Company at any time during the six-month period ended on the date of termination of the Executive's employment.

(c) If at any time any of the provisions of this Section 10 shall be deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and the Company and the Executive agree that the provisions of this
Section 10, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

11. CONFIDENTIAL INFORMATION.

(a) The Executive recognizes and acknowledges that during the course of his employment, he may have exposure to and develop special knowledge and skills concerning certain of the Company's Confidential Information (as defined below) vital to the Company's ability to compete successfully in its business. The Executive further acknowledges that it is vital to the Company's legitimate business interests that the confidentiality of such Confidential Information be preserved, and that use or reliance on such Confidential Information by or on behalf of any other business or commercial activity in competition with the Company could result in irreparable harm to the Company. The Executive further acknowledges that the Confidential Information is a valuable, special and unique asset of the Company's business, and that the Confidential Information is and shall remain the exclusive property of the Company and nothing in this Agreement shall be construed as a grant to the Executive of any rights, title or interest in the Confidential Information.

(b) Without the prior written consent of the Company, the Executive shall not, at any time either during or subsequent to his employment by the Company, use any Confidential Information (as defined below) for the benefit of anyone other than the Company, or disclose any Confidential Information to any person or party; the Executive may, however, use or disclose Confidential Information as required by his obligations to the Company or as necessary or desirable (and for the benefit of the Company) in connection with the Company's business (but all such permitted uses and disclosures shall be made under circumstances and conditions reasonably appropriate to preserve the Confidential Information as the Company's confidential property). In particular, without limiting the generality of the foregoing, the Executive shall not remove any Confidential Information, however embodied, from the Company's premises, facilities or place of business, except as required in the course of employment by the Company.

(c) After the term of the Executive's employment with the Company, the foregoing restrictions shall not apply to Confidential Information which the Executive can establish by competent written proof:

(i) was known, other than under binder of secrecy, to the Executive prior to his employment by the Company; or

(ii) was subsequently obtained by the Executive, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

(d) The term "Confidential Information" includes all confidential or trade secret proprietary information which is acquired by the Executive from the Company, its other employees, its suppliers or customers, its agents or consultants, or others, during his employment by the Company, and which relates to the present or potential businesses and products of the Company, as well as any other information as may be designated by the Company as confidential. The term Confidential Information may relate, for example, to Inventions (as defined below), trade secrets, computer software, research, development, design, engineering, manufacturing, purchasing, supplier lists, customer lists, price lists, accounting, profit margins, marketing or sales volume information or strategic plans; may include information contained, for example, in drawings, models, data, specifications, reports, compilations or computer programs; and may be in the nature of unwritten knowledge or technical or manufacturing know-how; but shall not in any event include any information which becomes generally known or available to persons in the business or industry of the Company other than as a result of acts or omissions attributable to the Executive.

12. ARBITRATION. In the event that any party hereto has any claim under this Agreement or other issues relating to the Executive's employment by the Company, the party shall promptly notify each other party of such claim. If within 30 days of the receipt of such notice of claim, the parties cannot agree on a resolution of such claim, the parties agree to submit such dispute to binding arbitration to be held in Boston, Massachusetts if initiated by the Company and in Boulder, Colorado if initiated by the Executive under the rules of the American Arbitration Association. Any such arbitration shall be conducted by three arbitrators, one of whom shall be selected by the Executive, one of whom shall be selected by the Company and one of whom shall be selected by the arbitrators so selected. The expenses of any such arbitration, including legal fees of the prevailing party, shall be paid by the non-prevailing party, as determined by the final order of the arbitrators.

13. SPECIFIC ENFORCEMENT. Notwithstanding the provisions of Section 12, the parties acknowledge that the Executive's breach of the provisions of Section 9, 10 or 11 of this Agreement will cause irreparable harm to the Company; it is agreed and acknowledged that the remedy of damages will not be adequate for the enforcement of such provisions and that such provisions may be enforced by equitable relief, including injunctive relief or specific performance, which relief shall be cumulative and in addition to any other relief to which the Company may be entitled.

14. GOVERNING LAW. This Agreement shall be deemed a contract made and performed in The Commonwealth of Massachusetts and shall be governed by the laws of The Commonwealth of Massachusetts.

15. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the parties and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment, or waiver is sought. No waiver by any party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

16. BINDING OBLIGATIONS. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Executive and his personal representatives.

17. ASSIGNABILITY. Neither this Agreement nor any benefits payable to the Executive hereunder shall be assigned, pledged, anticipated, or otherwise alienated by the Executive, or subject to attachment or other legal process by any creditor of the Executive, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to the Executive hereunder shall be paid only to the Executive or his estate.

IN WITNESS WHEREOF, the Company, by its officer hereunto duly authorized, and the Executive have signed and sealed this Agreement as of the date first written above.


MRS TECHNOLOGY, INC.
By: Robert P. Schechter

CARL P. HERRMANN





































MRS TECHNOLOGY, INC.
NON-PLAN STOCK OPTION AGREEMENT


This Stock Option Agreement (this "Agreement") dated as of February 13, 1998 (the "Grant Date"), is by and between MRS Technology, Inc. (the "Company"), a Massachusetts corporation and Carl P. Herrmann (the "Optionee"), an individual presently residing at 8380 Greenwood Drive, Niwot, Colorado 80503.

1. Optioned Shares. Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee an option (the "Option") to purchase from the Company all or any part of a total of 400,000 shares (the "Optioned Shares") of the Company's Common Stock, $0.01 par value per share ("Common Stock"). For purposes of the restrictions on transfer and repurchase rights set forth herein, the term "Optioned Shares" shall include any securities issued in respect of, in lieu of, or in exchange for the securities originally covered by the Option.

2. Price. The per share purchase price payable for the Optioned Shares upon exercise of the Option is $0.96875, which is, in accordance with the Company's policy, the price of the Company's Common Stock at the close of the market on the date prior to the grant.

3. Termination of Option. The Option shall terminate on the earlier of (a) the 10th anniversary of the Grant Date and (b) if the Optionee's employment ends for any reason, or the Optionee's employer is no longer the Company or a subsidiary (as defined in Section 424 of the Internal Revenue Code of 1986 (the "Code")), the applicable date determined from the following table:

Event Causing Termination Date

(i) death of employee one year thereafter
(ii) total and permanent disability of employee within the meaning ofone year thereafter Section 22(e)(3) of the Code
(iii) termination of employment other 10th anniversary of the than by reason of (i) or (ii) above Grant Date

Military or sick leave shall not be deemed a termination of employment provided that it does not exceed the longer of 90 days or the period during which the absent employee's reemployment rights are guaranteed by statute or by contract.

4. Exercise of Option

4.1 Subject to Section 4.2 hereof, 50,000 shares of the Optioned Shares will vest on August 13, 1998, with 10,000 shares of the remaining Optioned Shares vesting per month for the 35 consecutive months thereafter.

4.2 In the event the Optionee's employment with the Company is terminated at any time after the first anniversary of the Grant Date, on the date of termination of the Optionee's employment he shall immediately be vested in that number of Optioned Shares as equal to the unvested portion of such Optioned Shares that would vest on the next scheduled monthly vesting date [plus the unvested portion of such stock options that would have vested during the term of any severance or similar payment arrangements if the Executive were still employed by the Company during the period of time while severance payments, if any, are being made to the Executive.] Further, the Optionee shall be immediately vested in the event of either a change in control of the Company or the attainment of a $10.00 per share or higher closing price for the Company's common stock for a period of 60 consecutive trading days.

4.3. The Option may be exercised by the Optionee (or, in the event of the Optionee's death, and to the extent described in this Section 4 and Section 3 above, by the Optionee's executor or administrator or any person or persons to whom the Option may have been transferred by will or by the laws of descent and distribution) as of the date first above written by giving written notice, in the manner provided in Section 13, specifying the number of shares as to which the Option is being exercised, accompanied by full payment for such shares in the form of a certified or bank check payable to the Company, in an amount equal to the option price of the shares to be purchased. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or a part of it. Within 20 days, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates for the number of shares then being purchased by him or her. Such shares shall be fully paid and nonassessable. The minimum number of shares with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of 500 shares or the maximum number of shares available for purchase under the Option at the time of exercise. If any law or applicable regulation of the Securities and Exchange Commission or other public regulatory authority shall require the Company or the Optionee to register or qualify under the Securities Act of 1933, as amended (the "Securities Act"), any similar federal statute then in force or any state law regulating the sale of securities, any such shares with respect to which notice of intent to exercise shall have been delivered to the Company or to take any other action in connection with such shares, the delivery of the certificate or certificates for such shares shall be postponed until completion of the necessary action, which the Company shall take in good faith, without any delay and at its own expense.

4.4. Upon each exercise of the Option prior to the registration contemplated by Section 6 hereof, the Optionee will be required to give a representation in form satisfactory to counsel for the Company that the shares are being purchased for investment and not with a view to distribution and that the Optionee will make no transfers of the shares in violation of the Securities Laws. The Company may, at its discretion, make a notation on any certificate delivered upon exercise of the Option to the effect that the shares are subject to any restrictions contained in this Plan and the shares represented by the certificate may not be transferred except in accordance with any transfer restrictions contained in the Company's Articles of Organization and after receipt by the Company of an opinion of counsel satisfactory to it to the effect that such transfer will not violate the Securities Laws, and may issue "stop transfer" instructions to its transfer agent, if any, and make a "stop transfer" notation on its books, as appropriate. Notwithstanding the foregoing, the Company may release the Optionee from the investment representation if the shares of the Stock subject to the Option have been registered with the Securities and Exchange Commission.

5. Restrictions on Issue of Shares. Notwithstanding any other provision of this Agreement, if, at any time, in the reasonable opinion of the Company the issuance of shares of Stock covered by the exercise of any Option may constitute a violation of law, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation; and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(a) the shares with respect to which such Option has been exercised are at the time of the issue of such shares effectively registered under the Securities Act; or

(b) a no action letter in form and substance reasonably satisfactory to the Company with respect to the issuance of such shares shall have been obtained by the Company from the Securities Exchange Commission.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

6. Registration. The Company shall register under the Securities Act or other applicable statutes the Optioned Shares no later than six months from the Grant Date. The Company shall take such action at its own expense. The Company may require from each Option holder, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damage and liabilities arising from such use of the information so furnished caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

7. Restriction Against Transfer of Option. During the lifetime of the Optionee, the Option may be exercised only by the Optionee (or, in the event of legal incapacity or incompetency, the Optionee's guardian or legal representative). The Option and all rights and privileges conferred hereby may not be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise) except by will or by the laws of descent and distribution, and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Option or any right or privilege conferred hereby, contrary to the foregoing, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, the Option shall thereupon terminate and become null and void.

8. Capital Changes

8.1 If the Company effects a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefor in money, services, or property, then the number, class, and per-share price of shares of stock subject to the Option shall be appropriately adjusted in such a manner as to entitle the Optionee to receive upon exercise of the Option, for the same aggregate cash consideration, the same total number and class of shares that the owner of an equal number of outstanding shares of Common Stock would own as a result of the event requiring the adjustment.

8.2. Adjustments other than under Section 8.4 of this Agreement shall be determined by the Board or the Committee and such determinations shall be conclusive. The Board and the Committee shall have the discretion and power in any such event to determine and to make effective provision for acceleration of the time or times at which the Option or any portion thereof shall become exercisable. No fractional shares of Common Stock shall be issued on account of any adjustment specified above.

8.3. The issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, or other increase or decrease in such shares affected without receipt of consideration by the Company, shall affect, and an adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to the Option.

8.4. If the Company is a party to a reorganization or merger with one or more other corporations and the Company is the surviving or resulting corporation, after the effective time of such transaction the Option shall remain outstanding, and upon exercise in accordance with its terms, the Optionee shall be entitled to receive, instead of the shares of Common Stock otherwise deliverable upon such exercise, shares of stock or other securities equivalent in value to those that the Optionee would have received if the Option had been so exercised prior to such transaction and no disposition thereof had subsequently been made. If the Company consolidates with or into one or more other corporations, or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation (individually or collectively, as the case may be, a "Transaction"), in any such event while the Option is outstanding, then the Optionee shall be immediately and 100% vested in any and all unexercised Optioned Shares and shall have the right to exercise the Option, notwithstanding any other provision of this Agreement to the contrary. The Optionee shall be provided with 30 days written notice of such Transaction.

9. Reservation of Shares. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Agreement and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

10. Limitation of Rights in Option Shares. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Option Shares, except to the extent that the Option shall have been exercised with respect thereto and in addition thereto a stock certificate shall have been issued therefor and delivered to the Optionee. Any stock issued pursuant to the Option shall be subject to all restrictions upon the transfer thereof that may now or hereafter be imposed by the Articles of Organization, and the By-laws of the Company.

11. Power of Company. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of Common Stock, or any issue of bonds debentures, or preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12. Withholding. The Company's obligation to deliver shares upon the exercise of any Option shall be subject to the Optionee's satisfaction of all applicable tax withholding requirements.

13. Notices and Other Communications. Except as otherwise provided herein, any communication or notice required or permitted to be given under this Agreement shall be effective if in writing and if delivered or sent by certified or registered mail, return receipt requested, (a) if to the Company, at 10 Elizabeth Drive, Chelmsford, Massachusetts 01824 marked "Attention Secretary" or to such other person as the Company may specify, and (b) if to the Optionee, to the address set forth on the first page of this Agreement or such other address, in each case, as the addressee shall last have furnished to the communicating party.

14. Characterization of Option for Tax Purposes. The Option is intended to be treated as a "nonqualified stock option" rather than an "incentive stock option" under the Internal Revenue Code of 1986, as amended and is not issued under any stock option plan of the Company.

15. Disclaimer of Rights. No provision in this Agreement shall be construed to confer upon the Optionee the right to remain in the employ of the Company, interfere in any way with the right and authority of the Company either to increase or decrease the compensation of the Optionee at any time, or to terminate the employment or any other relationship between the Optionee and the Company.

16. Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law).

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

MRS TECHNOLOGY, INC.
By: Robert P. Schechter

By: Carl P. Herrmann, Optionee